Exhibit 16.1

September 10, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Infosmart Group, Inc.
Commission File No. 001-15643

We have read the statements made by Infosmart Group, Inc. which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K/A, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K/A. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Yours very truly,

/s/ PKF

PKF Certified Public Accountants Hong Kong